EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made effective as of the 29 day of June, 2011 (the "Effective Date"), by and between DIGITILITI, INC., a Delaware corporation (the "Company"), and Jack Scheetz ("Executive").

WHEREAS, the Company desires to retain the services of Executive for and on behalf of Company as Company's Interim President and Chief Executive Officer ("CEO") until Company hires and employs a new President and CEO, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company and certain investors are entering into the Junior Secured Convertible Promissory Note and Warrant Purchase Agreement dated even date herewith ("Purchase Agreement"), which requires the Company and Executive to enter into this Agreement upon the Closing of the First Tranche (all words capitalized but not defined in this Agreement shall have the meanings attributed to them under the Purchase Agreement); and

WHEREAS, each of the parties acknowledge that they are receiving good and valuable consideration for entering into this Agreement, and Executive acknowledges that this Agreement, including the confidentiality, non-competition and non-disclosure agreements set forth hereinbelow, were negotiated between the parties hereto and that Executive received bargained-for consideration in the form of benefits resulting to Executive from the terms and conditions of such employment, in exchange for entering into this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, mutual covenants and obligations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment. Subject to the terms and conditions of this Agreement, including without limitation, Sections 5 and 6 of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as its Interim President and CEO, subject to the supervision of the Board of Directors of Company.

1.1Services. Executive shall perform all duties and obligations charged to Executive by the Board of Directors of Company, as the same may be determined from time to time. The Board of Directors shall assure adequate time, resources, and authority for Executive to achieve goals mutually agreed upon by Company and Executive.

1.2Time and Effort.

a)Executive agrees to devote substantially all of his working time and to give his best effort to performing his duties on behalf of Company. Executive shall perform the duties and obligations required of Executive hereunder in a competent, efficient, and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require.

b)Subject to the obligations of Executive under this Section 1, Executive may serve on the Board of Directors or Board of Governors of any other entity; provided the Board of Directors, in its sole discretion, authorizes Executive to undertake such activity in writing prior to Executive's appointment or election to such position or ratifies any current and on~going positions.

1.3Certificate of Incorporation and By-Laws. Executive shall act in accordance with and abide by the Certificate of Incorporation of Company, the Bylaws of Company, and all decisions of the Board of Directors of Company.

2.Term. This Agreement shall take effect upon commencement of employment and shall remain in effect until terminated in accordance with Section 9. Upon termination of this Agreement, except as otherwise provided herein, neither the Company nor Executive shall have any further rights, duties, privileges, or obligations hereunder.

3.Compensation. During the term of this Agreement, Company shall compensate Executive as follows, provided that the compensation terms in this Section 3 are agreed to by the Investors under the Purchase Agreement and ratification by Company's Board of Directors.

3.1.Salary. In exchange for the provision of services, Executive's base salary shall be Fourteen Thousand Two Hundred Fifty Dollars ($14,250.00) per month ("Base Salary"). Payment of fifty percent (50%) of the Base Salary, which equals Seven Thousand One Hundred Twenty-Five Dollars ($7,125.00) (the "Monthly Deferred Base Salary

Payment"), will be·deferred until Company hires a new President and CEO. After the Company hires a new President and CEO, the Monthly Deferred Base Salary Payment shall be paid each month for the number of months equal to the period of deferral, which shall not exceed six months. After six months from the effective date of this Agreement, if Executive is still serving as Company's Interim President and CEO, then the Company shall pay Executive $14,250.00 per month until the Company hires a new President and CEO or Executive is terminated earlier under the terms of this Agreement, plus the Company shall pay Executive the Monthly Deferred Base Salary Payment each month for six months. Executive's compensation under this Section 3.1. will be subject to standard withholdings and deductions and will be paid in accordance with the general practices of the Company.

3.2.Bonus Payments. In the event that Company enters into an agreement for DigiLIBE with the United States Army or Honeywell International Inc. (a "DigiLIBE Agreement") during the first three months after the Effective Date of this Agreement, Executive shall be paid bonus payments equal to Four Percent (4%) of the recognized monthly revenue from the DigiLIBE Agreement for a period of two years, commencing on the date on which Company enters into the DigiLIBE Agreement. In the event that Company enters into a DigiLIBE Agreement during the first month after the Effective Date of this Agreement, Executive shall be paid bonus payments equal to Six Percent (6%) for the first year and Four Percent (4%) for the second year of the recognized monthly revenue from the DigiLIBE Agreement, commencing on the date on which Company enters into the DigiLIBE Agreement.

3.3.Benefits. Company will provide Executive with any of Company's standard benefit policies or plans, according to their terms. These policies may be modified or terminated from time to time by Company, but not retroactively. The written terms of the policies shall govern any questions of eligibility, coverage, and duration of coverage.

3.4.Equity Compensation. Executive shall be entitled to receive warrants as follows:

a)A five-year warrant to purchase One Hundred Fifty Thousand (150,000) shares of Company common stock to be granted on the Effective Date of this Agreement, exercisable at a price of $0.06 per share.

b)A five-year warrant to purchase an additional One Hundred Fifty Thousand (150,000) shares of Company common stock to be granted at the time of the Closing of the Second Tranche, as such term is defined in the Purchase Agreement, with such warrant exercisable at the market price per share as of the date of grant

c)A five-year warrant to purchase an additional Forty Thousand (40,000) shares of Company common stock for each $100,000 increment above the $500,000 Minimum of securities sold in the Second Tranche, up to a maximum total 200,000 additional shares, to be granted at the time of the Closing of the Second Tranche, with such warrant exercisable at the market price per share as of the date of grant.

d)The exercise of any of these warrants shall be subject to the Company having a sufficient number of shares of common stock authorized but unissued. Upon the Closing of the Second Tranche, if the Company's Articles of Incorporation does not then authorize a sufficient number of shares of common stock to cover the exercise of these warrants, as well as the conversion and exercise of the securities sold under the Purchase Agreement, the Company shall hold the shareholder meeting as referenced in Section 7(d) of the Purchase Agreement and propose an amendment to the Articles of Incorporation to increase the number of authorized shares by a sufficient amount for approval by the shareholders at such shareholder meeting.

4.Expenses. Company will reimburse Executive for any and all ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of Executive's duties under this Agreement. Executive shall be required to comply with Company's policies and procedures regarding expense reimbursement, including documentation for such expenses in a form sufficient to sustain Company's deduction for such expenses under the Internal Revenue Code and in compliance with Company policy. Any reimbursement request made pursuant to this Section 4 shall be subject to review and approval by the Company's Chief Financial Officer.

5.Use and Return of Confidential Information. Except as permitted by the Company's Board of Directors, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Executive will acquire during the period of his employment by the Company, whether developed by himself or by others, concerning any (i) trade secrets; (ii) confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company; (iii) customer or supplier lists of the Company; (iv) confidential or secret development or research work of the Company; or (v) other confidential information or secret aspects of the business of the Company. Executive acknowledges that the above described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the tenn of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company_ The foregoing obligations of confidentiality shall not apply to any knowledge or information that (x) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, (y) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (z) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive. Upon the termination of Executive's employment with Company, Executive shall promptly deliver to Company (i) all records, manuals, books, documents, letters, reports, data, tables, calculations, and all copies of any of the foregoing which are the property of Company or which relate in any way to the customers, business, practices, or techniques of Company; and (ii) all other property of Company and Confidential Infonnation which, in any of these cases, are in his possession or under his control.

6.Restrictive Covenants. During the term of Executive's employment with the Company, and for a period of one (1) year thereafter, Executive will not:

a.own, manage, operate or control, or participate in the ownership, management, operation or control of: or be employed by, or act as a consultant or advisor to or be connected in any manner with, any corporation, person, finn or other entity that manufactures, distributes, or sells products or services similar to any product or service which is or has been sold by the Company or any of its affiliates; provided, however, this section will not apply to business activities conducted by Executive for the entity named JS Consulting Group;

b.solicit customers, or the business of any person, finn, corporation or other entity who shall have been a customer or account of any office or location of the Company or any of the Company's affiliates (whether currently in existence or opened during Executive's employment). or any customer or account of Company or any of Company's affiliates, for the purpose of selling to such customer or account any product or service which is or has been sold by Company or any of its affiliates; or

c.induce or attempt to induce any employee of or consultant to the Company to do any of the foregoing or to discontinue such person's association with the Company.

7.Remedies for Violation. If Executive violates this Agreement, the Company will suffer irreparable harm for which there is no adequate remedy at law, and Executive therefore consents to the issuance of any injunction or other equitable relief of the Company enjoining any violation of this Agreement, which relief shall be in addition to any other remedies available to Company, including without limitation, Company's right to the costs and attorney fees incurred by Company to enforce this Agreement.

8.Work for Hire. Executive acknowledges that all Work Product, as deflned below, created during Executive's employment with the Company is a "work made for hire" as defined by U.S. copyright laws, as is owned by the Company. Work Product includes but is not limited to, all discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, whether patentable or unpatentable or protectable by copyright or other intellectual property law. If any Work Product does not qualify as a ''work made for hire," Executive shall, and hereby does assign all rights, title and interest in the non-qualifying Work Product to the Company, including all copyrights, patents, trademarks, and other proprietary rights. On request, Executive will take such steps as are necessary to enable the Company to record such assignment at its expense.

Any provision in this Agreement requiring Executive to assign his rights to any Work Product does not apply to inventions which qualify for exclusion under Minnesota Statutes section 181.78. That section provides that the requirement to assign "does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work perfonned by the employee for the employer." Executive understands that it is his obligation to promptly disclose (i) any Work Product that he created prior to his employment with the Company that he believes should not be subject to this Agreement; and (ii) any Work Product that he created during his employment with the Company that he believes should not be subject to this Agreement. If Executive does not promptly disclose any Work Product that he believes should not be subject to this Agreement, Executive acknowledges that such non-disclosure will be considered a representation that he has created no such Work Product prior to signing this Agreement, and that, during the course of his employment with the Company, he created no such Work Product.

9.Termination. This Agreement may be terminated (i) by the Executive prior to the hiring of a new President and CEO upon 30 days notice to the Company; (ii) immediately upon the death or incapacity of Executive; (iii) by the Company for "Good Cause," as defined herein; or (iv) by the Company, effective as of the hiring and employment of a new President and CEO by the Company. For purposes of this Section 9 of this Agreement, "Good Cause" shall mean: (a) engaging in acts of dishonesty at the expense of the Company, including but not limited to theft or embezzlement; or (b) engaging in conduct constituting a felony.

10.Miscellaneous.

10.1Notices. All notices, requests, and other communications shall be in writing, and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

a) If to Company, to: Digitiliti, Inc.
266 East 7th Street, 4th Floor
St. Paul, MN 55101
ATTN: Chief Financial Officer
b) If to Executive, to: Interim President
Digitiliti, Inc.
266 East 7th Street, 4th Floor
St. Paul, MN 55101

10.2. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company's successors and assigns, provided, however, that this Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor of the Company, including a purchaser of either the stock or assets of the
Company, and any such successor shall absolutely and unconditionally assume all of the
Company's obligations hereunder.
10.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
1004. Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.
10.5. Waivers. No failure or delay by either the Company or Executive in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.
10.6. Captions. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.
10.7. ModificationlEntire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith. This Agreement constitutes the entire agreement between the parties on the subject matters contained herein and supersedes all express or implied, prior or concurrent, with respect to the subject matter hereof.
10.8. Governing Law. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement. Courts in the State of Minnesota shall be the exclusive forum for resolving any disputes relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JACK SCHEETZ:
DIGITILITI, INC.
610S212v3